Exhibit 10.31

FORM OF

PRIVATE LABEL  AGREEMENT

This Agreement is entered into on this ____ day of _______________, _______, by and between AWGI International (hereinafter "AWGI") and ATW Co. Ltd.   (hereinafter, "ATW")  whereby AWGI desires  to  purchase  the  face  lift  model  ("G2")  of  AD-5  Series  air  to  water  generators manufactured by ATW at its facility in Korea and under the AWGI International label.

ATW is engaged in the business of among other things, of manufacturing, packaging and selling air to water generators, specifically the AD-5.

AWGI is engaged  in the distribution and sale of air to water generators.   AWGI desires that ATW manufacture, package and sell to AWGI G2 Units incorporating the AWGI trademarks and exterior design set forth in Schedule ___, attached hereto, (the "AWGI Trademarks'')  on the label and packaging of such G2  Units, and in certain situations on the product itself, in accordance with the terms and conditions of this Agreement and the AWGI Brand Packaging Guidelines, set forth on Schedule ___, attached hereto.

1.

CONSIDERATION

ATW agrees to manufacture, package and sell solely to AWGI and its designees  and AWGI agrees to purchase  from AWGI on a non-exclusive  basis, upon the terms and conditions  set forth herein,  G2 Units pursuant to the price and specifications set forth on Schedule __, and (as amended from time to time to add or delete products) incorporating the AWGI Trademarks on the labels and packaging, and in certain situations on the product itself.

2.   Order quantity and the price of the unit.

A.  Order quantity :

B.  Unit price :

C.  Total amount :

3.   MANUFACTURING; QUALITY STANDARDS

A         ATW covenants,  represents  and  warrants  that the  G2  Units  shall  pass  (i) all standard  industry  and standard  AWGI-approved  vendor  in-process  and  final  quality  control tests and inspections, and (ii) such tests by independent labs as may be required by AWGI from time to time. AWGI shall provide such all standards of processes and tests necessary for ATW in advance of manufacturing of G2, set forth in Schedule ___, attached hereto.

B.        ATW shall notify AWGI at least thirty (30) days prior to implementation of any changes in the manufacturing process, including, but not limited to change of manufacturing facility, product reformulation, manufacturing standards change or sourcing change.

C.        ATW  represents  and  warrants  to  AWGI  that  the  G2  Units:  (i)  will  be manufactured, packaged and labeled in conformity with all standards provided by AWGI; (ii) will be without defect; (iii) will be good and merchantable for the particular purpose for which they are intended; and (iv) will properly use and display the AWGI Trademarks.

D.     If both parties agree that any batch of G2 Units fails to comply with specifications and/or quality standards of Schedule ___ provided by AWGI or the terms of this Agreement, or makes inappropriate use of an AWGI trademark, then (i) AWGI shall make no payment on account therefore, (ii) ATW shall arrange for a contingency fund of a percentage of the total purchase price to repair any defects. AWGI shall submit all expenses and invoices on a timely basis to ATW for reimbursement of the total cost incurred in the repair of the said defect Percentage of the reimbursement to be detailed in Schedule ___ the return of such G2 Units at ATW's expense from all locations at which such G2 Units are then located, and (iii) ATW shall credit for any payments previously made for such batch. If the batch has been delivered to AWGI, ATW shall arrange for a recall of such batch and restocking with conforming G2 Units at ATW's expense within sixty (60) days of written notification from AWGI to ATW. In the event that the non-conforming G2 Units poses a threat to health or safety, such recall shall be executed immediately and AWGI may remove such G2 Units itself. All non-conforming G2 Units shall be destroyed or, if the non-conforming aspect of the G2 Units is solely based on an inappropriate use of the AWGI Trademarks and AWGI, in its sole discretion, agrees in writing, ATW may instead entirely obliterate the AWGI Trademarks on such non-conforming packaging, labels and G2 Units such that neither the packaging, labels nor G2 Units is identifiable as AWGI merchandise.  ATW shall provide evidence of each instance of obliteration or destruction to AWGI within sixty (60) days of a determination of non-conformance.  The destruction and obliteration required by this provision shall be done at the sole cost and expense of ATW. AWGI personnel and designees shall have the right to perform site visits to ATW's facilities (including third party facilities at which such merchandise may be maintained) at any time during ordinary business hours throughout the course of this Agreement for the purpose of ascertaining compliance with the provisions of this paragraph. In addition, the parties agree that AWGI's  damages associated with non-conforming G2 Units, packaging and labels will be difficult to ascertain and therefore agree that, as liquidated damages and not as a penalty, ATW will pay AWGI the amount that is outlined in Schedule ___ G2 Units SKU which the parties agree reasonably represents such damages.

E.     ATW is prohibited from selling, donating or otherwise distributing any G2 Units or packaging bearing an AWGI Trademark in any manner other than to AWGI or its designees as set forth in this Agreement.

3.  PACKAGING

A.       The G2 Units will be packaged in containers bearing labels supplied by ATW with AWGI-provided or AWGI-approved design.  All G2 Units shall be packaged and prepared for shipment to prevent damage or deterioration and in accordance with the specifications and all standards described in Schedule ___  and shall include, without limitation, all text, warnings, cautions and technical information set forth in Schedule ___.   Except where required for compliance with  law, ATW's  name shall not appear on the  G2  Units or  on  any label or packaging for the G2  Units. It is the sole responsibility of ATW to ensure that the G2 Units comply with the specifications and/or quality standards set forth in the AWGI Brand Packaging Guidelines.

B.       After obtaining AWGI's  approval, ATW shall prepare all initial mechanical drawings, color comprehensions, final working negatives or  positives, including the AWGI Trademarks in respect of labels and packaging of the G2 Units (hereinafter referred to as the "Artwork"). ATW shall provide a proposed final PDF version of the packaging to AWGI in the form of an Adobe Illustrator EPS file with die line, artwork and all supporting files for review by AWGI.  AWGI  shall bear all costs related to the set-up of the Artwork and the costs of any future changes to the Artwork or label or packaging whether such changes are required by regulations or law, are changes agreed to by the parties, or are changes required by AWGI. This PDF approval is an interim approval and is subject to the final approval by AWGI of the Proof (as defined in paragraph C below) prior to final printing.

C.        Subsequent to PDF approval and before initial printing, ATW shall provide a press proof or match print ("Proof') of the proposed Artwork to AWGI for AWGI's final review. ATW shall not affix the Artwork to the labels and packaging of the G2 Units until ATW has received AWGI's final written approval of the Proof (the 'Final Art''). No changes may be made to the Final Art by ATW.  ATW shall ensure that the product packaging complies strictly with the Final Art, unless otherwise expressly authorized in writing by AWGI.   The review and approval by AWGI of the Artwork shall relieve ATW of its obligations pursuant to Section 3.A or of its indemnity obligations under this Agreement.

D.        In the event that the final printed version of any aspect of the product packaging deviates from the Final Art, ATW shall have sixty (60) days to supply G2 Units with conforming packaging at ATW's sole expense and shall, at ATW's sole cost and expense (i) remove all G2 Units in non-conforming packaging from all AWGI warehouses and retail outlets, (ii) destroy all non-conforming packaging and provide  AWGI with  certificate of  destruction  in form  and substance satisfactory to AWGI, and (iii) restock all locations with G2 Units in conforming packaging. In addition, the parties agree that AWGI's damages associated with non-conforming packaging will be difficult to ascertain and therefore agree that, as liquidated damages and not as a penalty, ATW will pay AWGI the amount cost to bring the packaging to conforming standards from the contingency fund outlined under Schedule ___ per non-conforming G2 Unit SKU which the parties agree reasonably represents such damages.

4.  AWGI TRADEMARKS

A.       AWGI represents that the AWGI Trademarks to be incorporated onto G2 Units, G2 Unit labels and/or G2 Unit packaging are exclusively owned by AWGI in the jurisdictions in which the G2 Units will be sold by AWGI.   In the event that ATW becomes aware of any unauthorized third party use of the AWGI Trademarks or trade dress, ATW shall promptly bring such unauthorized use to the attention of AWGI and shall assist AWGI in identifying any issues related to counterfeit goods.   AWGI shall have the sole right and discretion to bring infringement or unfair competition proceedings involving the AWGI Trademarks and the G2 Units' trade dress.

B.

ATW acknowledges that  the  AWGI Trademarks are the sole  and  exclusive  property of AWGI, that ATW shall not acquire a proprietary interest in the AWGI Trademarks or any other product specific logos, slogans, and other intangibles relating to the G2 Units, and that all use of the AWGI Trademarks and trade dress by ATW shall be for, and inure to the benefit of AWGI.   ATW agrees that it will not (i) dispute AWGI's ownership of the AWGI Trademarks, (ii) do anything inconsistent with AWGI's ownership of the AWGI Trademarks, or (iii)  use  any  trademarks that are  substantially  similar  to  the  AWGI Trademarks  for  any  of ATW's  products or services. ATW will take no action that will or could reasonably be expected to jeopardize or affect the validity of the AWGI Trademarks or trade dress or AWGI's rights in the AWGI Trademarks and trade dress.   The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.

C.        Upon  receipt  of  a  notice  of  termination   of  this   Agreement,   ATW  shall immediately  discontinue  the  manufacture,  packaging  and  labeling  of  the  G2 Units  and immediately  discontinue  all  use  of  the  AWGI  Trademarks  and  trade  dress  and  shall  not substitute therefore or otherwise use any trademark confusingly similar thereto.  ATW shall not use the G2 units, packaging or other printed material same for the benefit or account of ATW or anyone other than AWGI.  AWGI shall purchase all stocks of unused G2 units and packages or other printed material, if this agreement is not terminated due to a breach of ATW.

5.   CONFIDENTIALITY

A.        Any proprietary information and data obtained by or disclosed to ATW from or by AWGI or any AWGI retailer, or their respective subsidiaries, affiliates, employees, agents or representatives, whether by written or non-written disclosure, shall be deemed confidential information and shall be maintained in confidence by ATW and shall not be disclosed to third parties or used by ATW except on AWGI's behalf, or as may be required by law.

B.       Any proprietary information and data obtained by or disclosed to AWGI from or by ATW relating exclusively to ATW's  business, whether by written or non-written disclosure, shall be deemed confidential information and shall be maintained in confidence  by AWGI and shall not be used by AWGI or disclosed to third parties except as may be required by law.

C.        The obligations of confidentiality  and non-use set forth at paragraphs A and B above shall not extend to any information or data which is already publicly available or which becomes publicly available without breach of this Agreement.

D.        Neither party shall communicate with or release information to any form of media, including print or electronic media, regarding the other party,  without prior written approval of the party.

6.   INDEMNITY

A.        AWGI  shall  indemnify,  hold  harmless and  defend  ATW,  and  its  officers, directors, employees and agents, from and against any and all losses, damages, demands, claims, suits and other liabilities ("Claims"),  including settlement amounts, reasonable  legal fees and other expenses of litigation arising from third party allegations regarding AWGI's breach of any obligation under this Agreement; and of infringement of any trademark, trade dress, copyright or other intellectual property right of any third party, based on the use of the AWGI Trademarks in conjunction with the  G2  Units; provided, however that  AWGI  shall  have no  liability hereunder in respect of any Claim to the extent that such Claim arises from the negligence or malfeasance of ATW, its officers, employees, agents or contractors or any party acting by, though or on behalf of such persons.

B.        ATW shall indemnify, hold harmless and defend AWGI, its retailers and their respective officers, directors, employees and agents from and against any and all Claims including settlement amounts, reasonable legal fees and other expenses of litigation arising out of third party allegations regarding (i) bodily injury or property damage caused by proper  use, possession, consumption of the G2 Units; (ii)  the infringement or alleged infringement of any trademark, trade dress, copyright, trade secret or any other intellectual property right, provided such claims fall outside the scope of the AWGI indemnity set forth at paragraph A above; (iii) ATW's breach of third party contracts for goods and services whether related to the G2 Units or otherwise; (iv) ATW's breach of any obligation under this Agreement; and (v) ATW's breach of any representations and warranties contained herein, including but not limited ATW's representation that the G2 Units be manufactured, packaged and labeled by ATW in accordance with all standards provided by AWGI.

C.        The indemnifying party may choose counsel subject to the reasonable approval of the indemnified party.   The indemnifying party's  obligations under this Agreement are conditioned upon (i) the other party's giving prompt, written notice of a claim (but only to the extent that indemnifying party's rights have been prejudiced a delay in giving of notice); (ii) the indemnifying party having sole control of the defense and settlement of a claim except that the indemnifying party may not settle any claim in a manner that would adversely affect the indemnified party's rights, reputation or interests without the prior written consent of the indemnified party (which shall not be unreasonably withheld); and (iii) the indemnified party's cooperation with the indemnifying party, at the indemnifying party's expense, in the defense and settlement of the claim, as the indemnifying party may reasonably request.

D.       The  party seeking indemnification shall  have the right  to  participate in the defense thereof with counsel of its choosing at its own expense and, in the case that the indemnifying party is not adequately or promptly defending the claim, or there is a conflict of interest between the indemnified and the indemnifying party, the indemnified party shall, after reasonable notice and opportunity for indemnifying party to cure such condition, have the right to assume the defense with counsel of its own choosing at the expense of the indemnifying party.

E.

Notwithstanding anything herein to  the contrary, AWGI shall,  upon written notice to  ATW have the right to assume the defense of any ATW-indemnified claim that involves the AWGI Trademarks or that, in AWGI's sole judgment, affects the good will or reputation of AWGI with counsel of AWGI's own choosing at ATW's expense upon written notice to ATW. In the event AWGI assumes control of the defense, ATW shall fully cooperate with AWGI at ATW's own expense.

F.        Notwithstanding anything herein to the contrary, the provisions of this Section 6 shall survive the expiration or termination of this Agreement.

7.  TERM AND TERMINATION

A.        Unless earlier terminated as specified below, this Agreement shall commence on the date first above written (the "Effective Date") and shall continue for a period of one (1) year from the Effective Date, automatically renewing for successive one (1) year periods thereafter. This Agreement may be sooner terminated by either party (i) upon ninety (90) days prior written notice to the other party or (ii) immediately in the event of insolvency of the other party, or upon the appointment of any Receiver or Trustee to take possession of the property of the other party, (iii) immediately upon notice of change pursuant to Section 2.B and (vi) three (3) business days after notice by one party to the other of a material breach of any of the provisions hereof by the other party if such breach is not cured within such three (3) business day period.  The expiration or termination of this Agreement for any reason whatsoever will not relieve either party from its obligations to perform in accordance with the terms and conditions of this Agreement pursuant to any orders or shipments received and accepted prior to the effective date of such termination or expiration.

B.        Upon termination, ATW shall discontinue use of AWGI  Trademarks  and shall submit a report to AWGI detailing remaining inventory of AWGI branded G2 Units and AWGIbranded G2 Unit packaging in its possession.  ATW shall deliver such packaging to AWGI for a sum to be negotiated in good faith for same.  In no event will AWGI purchase a supply of unused packaging or G2 Units in excess of sixty (60) day inventory.

8.   REMEDIES

Each party reserves the right to pursue all remedies at law or in equity for any breach of this Agreement by each party.

9.   ASSIGNMENT

Neither party hereto may assign, by operation of law or otherwise, its rights or delegate its obligations under this Agreement without the prior written approval of the other party. Any attempted  assignment  or delegation  by either  party  without such  approval  shall  be void and subject to immediate termination of this Agreement by the other party.

10. NOTICES

All notices and other communications required or permitted to be given or made pursuant to this Agreement will be in writing and will be effective when (i) personally given or made, or (ii) delivered by facsimile, or (iii) delivered by commercial overnight courier, or, if an e-mail address is provided in the addresses below or subsequently provided specifically  for the purpose of giving notices under this Agreement, when (iv) delivered by e-mail with a delivery receipt to sender to the following address:

If to ATW:

A-608 Daewoo Techno Park,

187-2, Dodang-dong, Wonmi-gu,

Bucheon-si, Gyunggi-do

Korea

If to AWGI:

1313 E. Maple Street #201

Bellingham, Washington 98225

USA

11.  INDEPENDENT PARTIES

This Agreement shall not create an employer/employee or principal/agent  relationship  between the parties, who will operate as wholly independent companies.  This Agreement shall not be construed as binding the parties as partners or as creating any other form of legal association, which would impose liability upon one party for the act or failure to act of the other.  The relationship of the parties shall at all times be that of buyer and seller and neither party shall have authority to make any commitment on behalf of the other party.  Further, each party is solely responsible for the acts of its respective employees and agents, including without limitation, any negligent acts or breach of an obligation of confidentiality hereunder.

12.  MISCELLANEOUS

This Agreement, along with its Schedules, Exhibits, and the AWGI Brand Packaging Guidelines, contains  the entire  agreement  between  the  parties  relating  to  the  subject  matter  hereof  and supersedes all prior or contemporaneous agreements or understandings, whether written or oral. This Agreement may not be amended except in writing and signed by the parties.  A waiver of any default or covenant by a party hereunder shall not be deemed to be a continuing waiver or a waiver of any other covenant or default or any other term or condition, but shall apply solely to the instance to which the waiver is specifically directed.  If any provision hereof is determined to be illegal, against public policy, or otherwise unenforceable, it shall not in any way invalidate or render unenforceable any other provision hereof, and each such provision shall at all times be considered separate and severable in this regard.  The title of the Agreement and the headings of its sections are included for convenience, and shall not affect the interpretation or meaning of the Agreement or the applicable section.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington (without giving effect to the choice of law provisions thereof).

IN WITNESS WHEREFORE, the parties have executed this Agreement on the date first above written.

AWGI INTERNATIONAL, INC.

ATW CO., LTD.

__________________________

________________________

By:

By:

Name:

Name:

Title:

Title: